Exhibit 10.1

April 6, 2006

Dean J. Westman

47669 Fremont Blvd.

Fremont, CA 94538, USA

Dear Dean:

I am pleased to offer you a position with Ikanos Communications, Inc. (the “Company”) as General Manager, Network Business reporting directly to Rajesh Vashist, Chairman and Chief Executive Officer. We would like you to start your employment with the Company no later than Friday, 14th April. We ask that you accept this offer by returning a signed copy of it by no later than Friday, 7th April.

We are pleased to offer you an annual salary of $190,000.00, which will be paid to you bi-weekly. Also, we are pleased to offer you a comprehensive package of employee benefits including health, dental, vision, income protection and a 401 (k) savings plan. You will be eligible to accrue fifteen days of paid time-off per year. This time may be used for vacation, personal time off or sick time. In addition, Ikanos observes ten scheduled holidays and two floating holidays per year. For this calendar year, if your hire date is on or before June 30, you will receive two floating holidays. You will receive one floating holiday this calendar year if your hire date is after June 30. You should note that the Company may modify salaries and benefits from time to time, as it deems necessary.

An important component of our compensation package includes the opportunity for ownership in our Company. After your date of employment and upon approval of the Company’s Board of Directors, the Company will grant you an option to purchase 100,000 shares of the Company’s common stock under the Company’s Stock Option Plan. The price of the shares will be determined by the closing market price of the company stock on the day prescribed by the Company. These options will be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement. The vesting schedule will be 25% after 12 months of employment and 1/48th per month thereafter. You will receive acceleration of vesting as it currently applies to Vice Presidents.

You will also be eligible to participate in the Executive Bonus Program at a target bonus potential of 40%. Goals for the fiscal year will be established between you and Rajesh when you join the Company.

The Company will reimburse your relocation expenses, based on actual expenses incurred during a 12 month period from your date of hire, up to a limit of $28,000.00. Some of these expenses may be included as taxable income on your W-2. If you leave the company prior to 18 months, you will be required to reimburse the relocation expenses on a pro-rata basis. We will rent an apartment for you for your first two weeks of employment upon arriving in Fremont.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. Your continued employment with the Company is contingent upon the successful completion of a background check. Upon completion of this, Human Resources will confirm your employment status with the Company.

You will be eligible for a performance and salary review as part of Ikanos’ annual performance review process in the first quarter of each year.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a Company employee, you will be expected to abide by company rules and regulations. You will be expected to sign and comply with an Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

Dean, Ikanos is an exciting endeavor. We are delivering on a strategy in the market that will cement our competitive position; and you, and your contributions will be an important component of our success. We look forward to working with you at Ikanos Communications, Inc.

Please call me with any questions that you may have about this offer.

Sincerely,

Chris Smith

Vice President, Human Resources

Accepted and agreed to:

Date: 04/10/06

/s/ Dean Westman
Employee Signature

Enclosures:

Employment, Confidential Information, Invention Assignment and Arbitration Agreement Company Code of Ethics

Insider Trading Policy

Duplicate Original Offer Letter